Exhibit 21.1

The Newark Group, Inc. Subsidiaries

NP Cogen, Inc. (California)
Ridge Finance Corp. (Delaware)
Newark Group Foreign Sales Corp. (Barbados)
Integrated Paper Recyclers LLC (Delaware)
Newark Paperboard Products, Ltd. (British Columbia)
Newark Group International, B.V. (Netherlands)
Newark Group International, S.L. (Spain)
Newark Catalana, S.L. (Spain)
Newark Graphicboard Products Berlin GmbH (Germany)
Alcover Cogeneración, A.I.E. (Spain)
Derivados del Cartón, S.L. (Spain)
Servicárrega, S.L. (Spain)
Servicios y Mantenimientos de Papeleras, S.L. (Spain)
Newark San Andrés, S.L. (Spain)
Fibor Packaging B.V. (Netherlands)
Videcart, S.A. (Spain)
Atelier des Landes S.A. (France)
Paper, S.A. (Spain)